Filed Pursuant to Rule 424(b)(5)
Registration No. 333-122850

Prospectus supplement to prospectus dated February 28, 2005

The Advisory Board Company

1,682,530 Shares

Common Stock

All of the shares of our common stock offered by this prospectus supplement are being offered by the selling stockholders named in this prospectus supplement. Since all of the shares being offered will be issued upon the exercise of currently outstanding stock options, we will receive $13,449,411 from the selling stockholders in payment of the option exercise prices. We will use these funds for general corporate purposes.

Our common stock is traded on the Nasdaq National Market under the symbol “ABCO.” On March 1, 2005, the last reported sale price of the common stock was $39.81 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public	$38.80	$65,282,164
Underwriting Discounts and Commissions	$ 0.20	$ 336,506
Proceeds to Selling Stockholders	$38.60	$64,945,658

Delivery of the shares of common stock will be made on or about March 7, 2005.

Deutsche Bank Securities

Sole Book-Runner

The date of this prospectus supplement is March 1, 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT

     We provide information to you about this offering of shares of our common stock in:

•	this prospectus supplement, which provides the specific details regarding this offering; and

•	the accompanying base prospectus, which provides general information.

     Generally, when we refer to this “prospectus”, we are referring to both documents combined. Some of the information in the base prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the documents incorporated by reference herein, you should rely on this prospectus supplement.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus, including information incorporated into this document by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements, and are contained throughout this prospectus, including under the sections entitled “The Advisory Board Company” and “Risk Factors,” and in the information incorporated into this prospectus by reference. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed results of operations, business strategies, financing plans, competitive position and potential growth opportunities. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “anticipates,” “intends,” “plans” or “estimates” or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. All forward-looking statements contained in or incorporated by reference into this prospectus are qualified by these cautionary statements and are made only as of the date of this prospectus. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

THE ADVISORY BOARD COMPANY

     We provide best practices research and analysis to more than 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers and medical device companies in the United States, focusing on business strategy, operations and general management issues. Best practices research identifies, analyzes and describes specific management initiatives, strategies and processes that produce the best results in solving common problems or challenges.

     We offer our research and analysis through discrete annual programs on a subscription or membership basis. Each program typically charges a fixed annual fee and provides members with access to an integrated set of services such as best practices research studies, executive education seminars, customized research briefs and web-based access to the program’s content database and decision support tools. Programs providing best practices installation support help participants accelerate the adoption of best practices profiled in the Company’s research studies, and are therefore not individually renewable. Each of our programs targets the issues of a specific executive constituency or business function and offers a standardized set of services.

RISK FACTORS

     In addition to the other information set forth or incorporated by reference in this prospectus, you should consider carefully the following risk factors in evaluating us and our business before purchasing shares of our common stock.

Our business is limited to the health care industry

     We derive substantially all of our revenues from clients in the health care industry and, until January 1, 2007, are prohibited by an agreement with The Corporate Executive Board Company from selling our membership-based programs to companies and institutions principally engaged in businesses other than health care.

     As a result, our business, financial condition and results of operations depend upon conditions affecting the health care industry generally and hospitals and health systems particularly. Our ability to grow will depend upon the growth of the health care industry generally as well as our ability to increase the number of programs and services that we sell to our members. Factors that adversely affect the revenues and cash flows of the health care industry, including operating results, capital requirements, regulation and litigation, can be expected to reduce the funds available for purchase of our products and services.

We depend on renewals of our membership-based services

     We derive most of our revenues from renewable memberships in our discrete annual programs. Our prospects therefore depend on our ability to achieve and sustain high renewal rates on existing programs and to enter into new membership arrangements. Failure to achieve high renewal rates would have a material adverse effect on our business, financial condition and operating results. Our success in securing renewals depends upon our ability to deliver consistent, high-quality and timely research and analysis with respect to issues, developments and trends that members view as important. We cannot assure you that we will be able to sustain the level of performance necessary to achieve a high rate of renewals and, as a result, we cannot assure you that we will be able to increase or even maintain our revenues.

Programs we launch in the future may not be successful

     Our future success depends on our ability to develop new programs that serve specific health care constituencies and the changing needs of our current and prospective members for information, analysis and advice. We cannot assure you that our efforts to introduce new programs will be successful. Delays or failures during development or implementation, or lack of market acceptance, of new programs could have a material adverse effect on our business. Our business would be materially adversely affected if we were unable to develop and introduce successful new programs or other new services, or to make enhancements to existing programs, in a timely manner in response to member requirements.

We may experience difficulties sustaining a membership base in our installation support programs

     Seven of our programs offer best practices installation support. These programs provide 12-month memberships to help participants accelerate the installation of best practices profiled in our research studies. Memberships in these programs are not individually renewable. In order to maintain our annual revenues and contract value from these programs, we will have to enroll new members each year as other members complete their 12-month program terms. We cannot assure you that we will be successful in selling these programs in the future. Lack of continued market acceptance of these programs could have a material adverse effect on our business.

We may experience difficulties in anticipating market trends

     Our future success depends upon our ability to anticipate changing market trends and to adapt our research and analysis to meet the changing information and installation support needs of our members. We may not be able to provide helpful and timely research and analysis of developments and trends in a manner that meets market needs. Any such failure would have a material adverse effect on our business. The health care industry undergoes frequent and often dramatic changes, including the introduction of new and the obsolescence of old payments systems, changing regulatory environments, shifting strategies and market positions of major industry participants and changing objectives and expectations of health care consumers. This environment of rapid and continuous change presents significant challenges to our ability to provide our members with current and timely research, analysis and installation support on issues and topics of importance. Meeting these challenges requires the commitment of substantial resources. We cannot assure you that we will be able to meet these challenges.

Consolidation in the health care industry could adversely affect our business

     Many health care providers, insurers, medical device companies and pharmaceutical companies have consolidated to create larger organizations. Further consolidation could reduce the number of current and potential clients for our services. A reduction in the size of our target market could have a material adverse effect on our business.

     The larger organizations resulting from consolidation in the health care industry could have greater bargaining power, which could affect the current pricing structure for our services. In addition, group purchasing organizations and managed care organizations could increase pressure on providers of health care related services, like ourselves, to reduce prices. Our failure to maintain adequate pricing levels could have a material adverse effect on our business.

We must attract and retain a significant number of highly skilled employees

     Our future success depends upon our ability to hire, train, motivate and retain a significant number of highly skilled employees, particularly research analysts and sales and marketing staff. Our inability to do so would have a material adverse effect on our business. We have experienced, and expect to continue to experience, intense competition for professional personnel from management consulting firms and other producers of research and analysis services. Many of these firms have substantially greater financial resources than we do to attract and compensate qualified personnel. We cannot assure you that we will be successful in attracting a sufficient number of highly skilled employees in the future, or that we will be successful in training, motivating and retaining the employees we are able to hire.

Potential liability claims may adversely affect our business

     Our services, which involve recommendations and advice to health care providers regarding complex business and operational processes, regulatory and compliance issues and labor practices, may give rise to liability claims by our members or by third parties who bring claims against our members and us. Health care providers increasingly are the subject of litigation, and we cannot assure you that we would not also be the subject of such litigation based on our advice and services. A successful liability claim brought against us may adversely affect our reputation in the health care industry and could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would have adequate insurance coverage for claims against us.

Cost containment pressures on health care providers may adversely affect our business

     Health care providers have come under increasing pressure to contain operating costs in response to changes in reimbursement rates and increases in labor costs driven by workforce shortages.

Health care financing entities, such as Medicare, Medicaid and private health plans, periodically adjust reimbursement rates to health care providers in response to changes in government legislation or market pressure to slow the growth of health care costs. As a result, health care providers may pressure professional information services companies to lower the cost of the services they provide. Our failure to maintain our revenues or operating margin could have a material adverse effect on our business.

The expiration of our noncompetition agreement with The Corporate Executive Board Company may adversely affect our business

     We have a noncompetition agreement with The Corporate Executive Board Company which generally prohibits The Corporate Executive Board Company from selling any membership-based products and services to health care providers. Additionally, The Corporate Executive Board Company is prohibited from selling such products and services to other types of health care organizations unless the products and services are of a general business nature and are principally sold to companies and institutions not in the health care industry. This agreement ends on January 1, 2007. After that date, The Corporate Executive Board Company may sell membership-based products and services in direct competition with us. Direct competition with The Corporate Executive Board Company may have a material adverse effect on our revenues.

Regulatory change in our market may adversely affect our business

     Changing political, economic and regulatory influences on health care providers could have a material adverse effect on our business, financial condition and results of operations. These influences affect the purchasing practices and operations of health care organizations. Federal and state legislatures periodically have considered programs to reform or amend the United States health care system at both the federal and state level. These efforts could adversely affect our members by resulting in lower reimbursement rates for health care providers, which could change the environment in which providers operate and reduce the willingness or ability of our members to renew or pay for our products and services.

We may be unable to protect our intellectual property rights

     We rely on copyright laws, as well as nondisclosure and confidentiality arrangements, to protect our proprietary rights in our products and services. We cannot assure you that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of our rights or that we will be able to detect unauthorized uses and take timely and effective steps to enforce our rights. If unauthorized uses of our proprietary products and services were to occur, we might be required to engage in costly and time-consuming litigation to enforce our rights. We cannot assure you that we would prevail in such litigation. If others were able to use our intellectual property, our ability to charge fees for our services would be adversely affected.

We may be exposed to litigation related to content

     As a publisher and distributor of original research and analysis and user of licensed third-party content, we face potential liability for defamation, negligence and copyright and trademark infringement. Any such litigation, whether or not resulting in a judgment against us, could have a material adverse effect on our business, financial condition and results of operations. Third-party content includes information created or provided by information services organizations and consultants whom we retain and may be delivered in writing, over the Internet or orally to our members.

We may face damage to our professional reputation or legal liability if our clients are not satisfied with our services

     As a provider of best practices research and analysis, our professional reputation is an important factor in attracting and retaining our members and in building relationships with the progressive health care companies that supply many of the best practices we feature in our research. If members were to become dissatisfied with the quality of our best practices research and the services we provide, our professional reputation could be damaged. If we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships.

A change in U.S. GAAP accounting standards for employee stock options is expected to have a significant adverse effect on the reporting of our results of operations

     In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment — an Amendment of FASB Statement Nos. 123 and 95”. SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize the cost over the period during which an employee is required to provide service in exchange for the award. We are required to adopt SFAS No. 123(R) in the quarter beginning July 1, 2005. We are evaluating the impact of SFAS No. 123(R) and expect that we will record substantial non-cash compensation expenses. The adoption of SFAS No. 123(R) is not expected to have a significant effect on our financial condition or cash flows but is expected to have a significant adverse effect on the reporting of our results of operations.

We may not be able to fully realize our deferred tax asset

     For tax purposes, we have deferred income taxes consisting primarily of net operating loss carry forwards for regular federal and state income tax purposes generated from the exercise of common stock options. In estimating future tax consequences, Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” generally considers all expected future events in the determination and evaluation of deferred tax assets and liabilities. We believe that our future taxable income will be sufficient for the full realization of the deferred income taxes. However, Statement of Financial Accounting Standards No. 109 does not consider the effect of future changes in existing tax laws or changes in existing tax rates in the determination and evaluation of deferred tax assets and liabilities until the new tax laws or rates are enacted. If the tax laws or rates are changed, if the Office of Tax and Revenue (as defined below) approves our application to be a Qualified High Technology Company, or if our future taxable income is less than what we believe it will be, we may not be able to fully realize our deferred tax asset.

There may be risks related to our status as a Qualified High Technology Company

     The Office of Tax and Revenue of the Government of the District of Columbia (the “Office of Tax and Revenue”) has adopted regulations in accordance with the New E-Conomy Transformation Act of 2000 (the “2000 Act”) that modify the income and franchise tax, sales and use tax, and personal property tax regulations, effective April 2001. Specifically, the regulations provide certain credits, exemptions and other benefits to a Qualified High Technology Company (“QHTC”). During the three months ended December 31, 2004, the Fiscal Year 2005 Budget Support Act of 2004 was enacted which, among other things, clarified certain provisions of the 2000 Act.

     We have performed an analysis to support our position that we meet the definition of a QHTC under provisions of the 2000 Act and have submitted a claim for refund of certain prior-year sales and use taxes paid to the District of Columbia. As a QHTC, our Washington, D.C. income tax rate will be 0.0% for five years and 6.0% thereafter, versus 9.975% prior to this qualification, and we are eligible for certain Washington, D.C. income tax credits and other benefits. We have filed a claim for refund of sales and use taxes previously paid to the Office of Tax and Revenue and are currently in discussions with the Office of Tax and Revenue regarding our claim. If we had received a determination that we qualified for QHTC status as of December 31, 2004, we would have recorded a noncash charge to earnings of approximately

$6.4 million, representing the impact on our existing deferred tax assets of lowering the Washington, D.C. tax rate to 0.0%, net of any income tax credits discussed above. Additionally, we would recognize the refund of any previously paid or provided sales and use taxes at that time. We cannot assure you that the Office of Tax and Revenue will accept our application and approve us for status as a QHTC under the Act, or that our business activities and operations will continue to qualify as QHTC activities under the Act in the future.

SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholders prior to the offering of the shares pursuant to this prospectus supplement, the number of shares offered hereby and the beneficial ownership by the selling stockholders after giving effect to the sale of shares pursuant to this offering. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to the table, each selling stockholder has sole voting and investment power with respect to all shares he or she beneficially owns.

								Total Shares
								Beneficially Owned
	Shares Beneficially				Shares Beneficially			And Subject to
	Owned Prior to			Number	Owned After			Options After
	Offering (1)			of Shares	Offering (1)			Offering (3)
Name	Number	Percent		Offered (2)	Number	Percent		Number	Percent

Frank J. Williams, Chairman and Chief Executive Officer	373,010	2.0%		140,000	233,010	1.3%		466,690	2.5%
David L. Felsenthal, Chief Financial Officer, Secretary and Treasurer	149,920	*	%	59,968	89,952	*	%	149,952	*	%
Scott M. Fassbach, Chief Research Officer	345,175	1.9%		265,000	80,175	*	%	136,175	*	%
Richard A. Schwartz, General Manager, Research	153,858	*	%	150,858	3,000	*	%	57,000	*	%
Scott A. Schirmeier, General Manager, Sales and Marketing	68,763	*	%	68,763	—	—		51,000	*	%
All directors and executive officers as a group	1,090,726	5.7%		684,589	406,137	2.2%		860,817	4.5%
Non-executives
Christopher B. Denby	60,441	*	%	59,641	800	*	%	56,800	*	%
Sarah U. Evans	45,505	*	%	44,205	1,300	*	%	29,300	*	%
James L. Field	69,184	*	%	69,184	—	—		46,000	*	%
Joshua Gray	46,961	*	%	46,961	—	—		25,000	*	%
Michael J. Higgins	40,594	*	%	39,294	1,300	*	%	27,300	*	%
Neal C. Hogan	33,478	*	%	32,978	500	*	%	26,500	*	%
Stephen W. Kett	51,923	*	%	51,923	—	—		8,000	*	%
Bradford S. Koles, Jr.	55,327	*	%	53,327	2,000	*	%	30,000	*	%
Edward M. Lentz	68,202	*	%	68,202	—	—		46,000	*	%
Mary D. Van Hoose	46,589	*	%	30,000	16,589	*	%	55,589	*	%
Other non-executive employees (59 persons)	637,534	3.4%		502,226	135,308	*	%	803,834	4.2%

(1)	The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The number of shares and percentages included in these columns are calculated in accordance with Rule 13d-3(d) under the Exchange Act. Pursuant to that rule, in addition to the issued and outstanding shares beneficially owned, holders are treated as beneficially owning shares that are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to each holder are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(2)	All shares to be sold by each holder pursuant to this prospectus supplement will be issued immediately prior to their sale as a result of the exercise of options.

(3)	The number column indicates the number of shares owned after the offering assuming the exercise of all options, whether vested or unvested, without regard to whether or not the options are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to options are deemed to be outstanding, whether vested or unvested and without regard to whether or not the options are exercisable within 60 days. These columns do not include options expected to be issued shortly after the offering.

*	Represents less than 1%

UNDERWRITING

     We and the selling stockholders have entered into an underwriting agreement with Deutsche Bank Securities Inc., as underwriter, with respect to the shares being offered by this prospectus supplement. Subject to certain conditions, the selling stockholders have agreed to sell to Deutsche Bank Securities Inc., and Deutsche Bank Securities Inc. has agreed to purchase from the selling stockholders, the 1,682,530 shares of common stock offered hereby. The underwriting agreement provides that the obligations of the underwriter are subject to conditions and that the underwriter will purchase all of the shares of common stock offered hereby, if any of these shares are purchased.

     Deutsche Bank Securities Inc. proposes to offer the shares of common stock to the public initially at the offering prices set forth on the cover of this prospectus supplement and to certain dealers at such prices less a selling concession of $0.15 per share. The underwriters may allow and each such dealer may reallow to other dealers a concession not exceeding $0.10 per share. After the initial public offering, such public offering prices and such concessions and reallowances may be changed.

     We and the selling stockholders have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriter may be required to make in respect of these liabilities.

     Our expenses of this offering are estimated at $150,000 and are payable by the selling stockholders.

     The following table summarizes the underwriting discounts and estimated expenses the selling stockholders will pay:

	Per share	Total
Underwriting Discounts	$0.20	$336,506
Expenses	$0.09	$150,000

Electronic Distribution

     A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Deutsche Bank Securities Inc.

     Other than the prospectus in electronic format, the information on Deutsche Bank Securities Inc.’s Web site and any information contained in any other Web site maintained by Deutsche Bank Securities Inc. is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or Deutsche Bank Securities Inc. in its capacity as underwriter and should not be relied upon by investors.

No Sale of Similar Securities

     Subject to certain exceptions, we and the selling stockholders have each agreed not to directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our capital stock (including shares of capital stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and shares of capital stock which may be issued upon exercise of a stock option or warrant) or enter into any hedging transaction relating to the capital stock for a period of 90 days after the date of this prospectus supplement, without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice.

Passive Market Maker

     In connection with the offering, Deutsche Bank Securities Inc. may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of the shares being offered by this prospectus supplement and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Stabilization Transactions

     Deutsche Bank Securities Inc. may engage in stabilizing transactions and purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     These stabilizing transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Neither we nor Deutsche Bank Securities Inc. make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor Deutsche Bank Securities Inc. make any representation that Deutsche Bank Securities Inc. will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

VALIDITY OF SHARES

     The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. The underwriter is represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

     Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K, for the year ended March 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

1,697,330 Shares

The Advisory Board Company

Common Stock

     This prospectus relates to the public offering of up to 1,697,330 shares of our common stock by certain stockholders. The selling stockholders may offer and sell the shares in a number of different ways and at varying prices from time to time after the effective date of the registration statement of which this prospectus is a part. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We and the selling stockholders will provide the specific terms of any offering of shares, including the price of the shares, in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest.

     We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” on page 5. We will not directly receive any of the proceeds from the sale of shares of common stock by the selling stockholders. Since a number of the shares being offered will be issued upon the exercise of currently outstanding stock options, we will receive payment from the selling stockholders of the option exercise prices. We will use these funds for general corporate purposes.

     Our common stock is traded on the Nasdaq National Market under the symbol “ABCO.” On February 15, 2005, the last reported sale price of the common stock was $40.06 per share.

____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

February 28, 2005

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, the selling stockholders identified in this prospectus may sell an aggregate of up to 1,697,330 shares of our common stock.

     This prospectus provides you with a general description of the common stock that the selling stockholders may sell. Each time the selling stockholders use this prospectus in connection with a sale of the common stock, we and the selling stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price at which the shares will be offered. The prospectus supplement also may add, update or change information contained in this prospectus, and may contain information concerning the risks of an investment in the common stock. You should read both this prospectus and the prospectus supplement together with additional information described under the caption “Where You Can Find More Information About Us”. The selling stockholders may use this prospectus to sell common stock only if it is accompanied by a prospectus supplement.

RISK FACTORS

     Investing in our common stock involves risks. To better understand the risks involved in an investment in our common stock, before deciding whether to purchase any of our common stock, please carefully read the risks set forth under the caption “Business – Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2004, which are incorporated into this prospectus by reference, and the risks described in the other documents incorporated by reference into this prospectus.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus, including information incorporated into this document by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements, and are contained throughout this prospectus, including under the sections entitled “The Advisory Board Company” and “Risk Factors,” and in the information incorporated into this prospectus by reference. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed results of operations, business strategies, financing plans, competitive position and potential growth opportunities. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “anticipates,” “intends,” “plans” or “estimates” or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. All forward-looking statements contained in or incorporated by reference into this prospectus are qualified by these cautionary statements and are made only as of the date of this prospectus. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We have filed a registration statement on Form S-3 to register these shares with the SEC. This prospectus is part of that registration statement. As allowed by the rules of the SEC, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the SEC’s operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The materials that we file may be accessed electronically by means of the SEC’s homepage on the Internet at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. This information may also be accessed via our homepage on the Internet at http://www.advisoryboardcompany.com.

     The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, and information that we subsequently file with the SEC will supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents set forth below, which we already have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, except for Current Reports on Form 8-K containing disclosure furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such disclosures, unless otherwise specifically stated in the Form 8-K, until the selling stockholders have sold all the shares offered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended March 31, 2004, filed with the SEC on June 14, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 6, 2004, for the quarter ended September 30, 2004, filed with the SEC on November 9, 2004, and for the quarter ended December 31, 2004, filed with the SEC on February 9, 2005; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on October 20, 2001.

     We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, other than the exhibits to such documents, unless such exhibits specifically are incorporated by reference into the documents that this prospectus incorporates, upon written or oral request and at no cost to you. You may make such requests to the following name, address and telephone number:

David L. Felsenthal
The Advisory Board Company
2445 M Street, N.W.
Washington, DC 20037
(202) 266-5600

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of those documents.

THE ADVISORY BOARD COMPANY

     We provide best practices research and analysis to more than 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers and medical device companies in the United States, focusing on business strategy, operations and general management issues. Best practices research identifies, analyzes and describes specific management initiatives, strategies and processes that produce the best results in solving common problems or challenges.

     We offer our research and analysis through discrete annual programs on a subscription or membership basis. Each program typically charges a fixed annual fee and provides members with access to an integrated set of services such as best practices research studies, executive education seminars, customized research briefs and web-based access to the program’s content database and decision support tools. Programs providing best practices installation support help participants accelerate the adoption of best practices profiled in the Company’s research studies, and are therefore not individually renewable. Each of our programs targets the issues of a specific executive constituency or business function and offers a standardized set of services.

USE OF PROCEEDS

     All of the shares of common stock being sold in the offering are being sold by the selling stockholders. We will not directly receive any proceeds from the sale of the common stock. Since a number of the shares being offered will be issued upon the exercise of currently outstanding stock options, we will receive payment from the selling stockholders of the option exercise prices. We will use these funds for general corporate purposes.

SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the selling stockholders’ beneficial ownership of our common stock as of the date of this prospectus. Because the selling stockholders may sell none, all or a portion of the shares that they hold pursuant to this offering, no meaningful estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to the table, the selling stockholders have sole voting and investment power with respect to all shares beneficially owned.

				Shares Beneficially Owned
	Shares Beneficially			Prior to Offering Including All
	Owned Prior to Offering (1)			Shares Subject to Options
							Number of
							Shares
Name	Number (2)	Percent (2)		Number (3)	Percent (3)		Offered (4)
Executive officers and directors Frank J. Williams, Chairman and Chief Executive Officer	373,010	1.9%		606,690	3.1%		140,000
David L. Felsenthal, Chief Financial Officer, Secretary and Treasurer	149,920	*	%	209,920	1.1%		59,968
Scott M. Fassbach, Chief Research Officer	345,175	1.8%		401,175	2.1%		265,000
Scott A. Schirmeier, General Manager, Sales and Marketing	68,763	*	%	119,763	*	%	68,763
Richard A. Schwartz, General Manager, Research	153,858	*	%	207,858	1.1%		150,858
Non-executives:
Christopher B. Denby	60,441	*	%	116,441	*	%	59,641
Sarah U. Evans	45,505	*	%	73,505	*	%	44,205
James L. Field	69,184	*	%	115,184	*	%	69,184
Joshua Gray	46,961	*	%	71,961	*	%	46,961
Michael J. Higgins	40,594	*	%	66,594	*	%	39,294
Neal C. Hogan	33,478	*	%	59,478	*	%	32,978
Stephen W. Kett	51,923	*	%	59,923	*	%	51,923
Bradford S. Koles, Jr.	55,327	*	%	83,327	*	%	53,327
Edward M. Lentz	68,202	*	%	114,202	*	%	68,202
Mary D. van Hoose	46,589	*	%	85,589	*	%	30,000
Other non-executive employees (61 persons)	641,174	3.3%		1,315,393	6.5%		517,026
All directors and executive officers as a group	1,090,726	5.5%		1,545,406	7.6%		684,589

(1)	The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	The number of shares and percentages included in these columns are calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Pursuant to that rule, in addition to the issued and outstanding shares beneficially owned, the holder is treated as beneficially owning shares that are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to a holder are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(3)	The number of shares and percentage included in these columns include the issued and outstanding shares beneficially owned, without regard to whether or not shares that are subject to options are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares are deemed to be outstanding for the purpose of calculating the percentage of common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(4)	Includes shares to be sold by such holder pursuant to this prospectus supplement that will be issued immediately prior to their sale as a result of the exercise of options.

PLAN OF DISTRIBUTION

     We are registering 1,697,330 shares of our common stock under the registration statement of which this prospectus forms a part on behalf of the selling stockholders named in this prospectus. The selling stockholders will bear all expenses in connection with the registration of the shares of our common stock offered and being sold by this prospectus, as well as all brokerage commissions and similar selling expenses, if any, attributable to sales of the shares. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. These transactions may or may not involve brokers, dealers, agents or underwriters.

     The selling stockholders may effect sales of shares:

•	acting as principals for their own account directly;

•	in ordinary brokerage transactions in which the broker solicits purchasers or executes unsolicited orders;

•	to brokers, dealers or underwriters in transactions in which the broker, dealer or underwriter acquires the shares as principal and resells the shares into the public market in one or more transactions in any manner permitted by the selling stockholders under this prospectus;

•	directly or through brokers or agents in private sales at negotiated prices; or

•	by any other legally available means.

     Offers to purchase shares covered by this prospectus also may be solicited by agents designated by the selling stockholders from time to time.

     Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal or both (this compensation to a particular broker-dealer might be in excess of customary commissions). We will identify any such broker-dealers, agents or underwriters, and will disclose their compensation, in an applicable prospectus supplement.

     The selling stockholders and any broker-dealers, agents or underwriters that act in connection with the sale of shares might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. In this case, any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We and the selling stockholders may agree to indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We will describe any such indemnification provisions in an applicable prospectus supplement.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state, unless such state requirements are preempted by federal law or an exemption from the registration or qualification requirement is available and is complied with by us and by the selling stockholders.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker, dealer, agent or underwriter for the sale of shares. Such supplement will disclose:

•	the name of each selling stockholder and of any participating broker, dealer, agent or underwriter;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable;

•	that, if applicable, any such broker, dealer, agent or underwriter did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts required to be disclosed under Item 508 of Regulation S-K or material to the transaction.

     There can be no assurance that the selling stockholders will sell all or any of the shares of common stock offered by this prospectus.

VALIDITY OF SHARES

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

     Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K, for the year ended March 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement is accurate as of any date other than the date on the front of this document.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

1,682,530 Shares

Common Stock

Deutsche Bank Securities

Sole Book-Runner

Prospectus Supplement
(to Prospectus dated February 28, 2005)

March 1, 2005